Former Governor George Allen Joins Board of Directors
                     For Commonwealth Biotechnologies, Inc.



RICHMOND, Va. - Commonwealth Biotechnologies, Inc. (CBI), announced today that former Virginia Governor George Allen is the newest member of the Company's board of directors. Allen's appointment was announced today during the groundbreaking ceremony for CBI's future headquarters at Gateway Centre in Chesterfield County.

As Virginia's 67th Governor, Allen prioritized economic development and job creation. His administration generated $14 billion in new investments and 300,000 net new private sector jobs for the Commonwealth during his term in office from 1994 to 1998.

"CBI is an inspiring success story of a small group of enterprising scientists becoming one of the leaders of biotechnology in Virginia," said Allen. "Their growth is a testament to all the hard work of its existing team and visionary leadership of its four founding partners: Dr. Richard J. Freer, Dr. Robert B. Harris, Dr. Gregory A. Buck and Thomas R. Reynolds. It will be a pleasure to join the board of this creative, innovative company which will continue to grow and serve the people and companies throughout the U.S. and around the world."

CBI's new $4 million, 32,000 square-foot corporate office and laboratory complex will allow CBI to add 15 to 20 people to its current staff of 40 over the next 12-18 months.

CBI received the 1998 Greater Richmond Technology Council Award in the Emerging Technology category.

CBI was founded in 1992 and provides research and development services to more than 400 private, government and academic customers in the global biotechnology industry. Since then, CBI has grown from a single employee to a staff of 40 employees, including 7 doctoral scientists who direct research in bioorganic chemistry, biochemistry, molecular biology, genetic testing, immunochemistry and related areas.

CBI's revenues have grown from approximately $300,000 in 1993, to $1.761 million in 1997. The company became public in October 1997, and has 1,620,514 shares outstanding.